UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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ALTERRA CAPITAL HOLDINGS LIMITED

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SUPPLEMENT NO. 1 TO DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS

The supplemental information disclosed below should be read in conjunction with the definitive joint proxy statement/prospectus on Schedule 14A (the “definitive joint proxy statement/prospectus”) filed with the Securities and Exchange Commission (the “SEC”) by Alterra Capital Holdings Limited (“Alterra” or “the Company”) on January 18, 2013, relating to the special meeting of stockholders of Alterra to be held on February 26, 2013 at 11:00 a.m. Atlantic time, at the Alterra House, 2 Front Street, Hamilton, HM 11, Bermuda.

At the special meeting, Alterra’s stockholders will be asked to vote on, among other things, proposals related to the approval and adoption of the Agreement and Plan of Merger (the “merger agreement”), dated as of December 18, 2012, among Alterra, Markel Corporation (“Markel”) and Commonwealth Merger Subsidiary Limited, a Bermuda exempted company and a direct, wholly owned subsidiary of Markel (“Merger Sub”), providing for Merger Sub to merge with and into Alterra, with Alterra surviving the merger as a wholly-owned subsidiary of Markel (the “merger”).

LITIGATION RELATED TO THE MERGER

Alterra stockholder Louisiana Municipal Police Employees Retirement System filed a complaint in the United States District Court for the Southern District of New York, purportedly on behalf of itself and other stockholders of Alterra, against Alterra, Alterra’s board of directors, Markel, and Merger Sub. On February 15, 2013, the defendants entered into a memorandum of understanding with the plaintiff regarding the settlement of this action. In connection with the settlement, Alterra agreed to make certain supplemental disclosures to its stockholders. The Company believes that the claims in this action are without merit and that no further disclosure is required to supplement the definitive joint proxy statement/prospectus under applicable laws; however, to avoid the risk that the action may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such action, Alterra is voluntarily making the supplemental disclosures set forth below.

The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to Alterra’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the United States District Court for the Southern District of New York will consider the fairness, reasonableness and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the merger agreement and any disclosure made in connection therewith (excluding claims for dissenters’ rights under Bermuda Law), pursuant to terms that will be disclosed to Alterra’s stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiff’s counsel will file a petition in the United States District Court for the Southern District of New York for an award of attorneys’ fees and expenses to be paid by Alterra or its successor. The settlement will not affect the consideration that Alterra’s stockholders are entitled to receive in the merger. There can be no assurance that the parties will enter into a stipulation of settlement, or that the court will approve any proposed settlement. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENTAL DISCLOSURES

This supplemental information should be read in conjunction with the definitive joint proxy statement/prospectus, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the definitive joint proxy statement/prospectus. New text is underlined.

The Merger—Background of the Merger

The following disclosure supplements and restates the sixth full paragraph on page 40 of the definitive joint proxy statement/prospectus.

On August 28, 2012, Mike O’Reilly, Chairman of Alterra’s board of directors, and Mr. Becker met with Messrs. Markel, Whitt, Gayner and Kirshner, at Markel’s offices in Richmond, Virginia, at which meeting Markel proposed a non-binding draft term sheet, which included among other things, a proposed form of transaction, valuation, form of consideration, tax treatment of the proposed acquisition, board representation, closing conditions and certain provisions intended to address deal certainty. The August 28 Markel term sheet proposed that the consideration payable to holders of Alterra common shares, on a fully-diluted basis, be equal to approximately 1.0x the June 30, 2012 GAAP book value of Alterra (as estimated by Alterra), and that the form of consideration would be 25-30% in cash and 70-75% in Markel common stock. The August 28 Markel term sheet further proposed that the merger agreement would include customary deal protection and fiduciary out provisions, including no-shop and no talk covenants with a customary fiduciary out and a break-up fee equal to 3.0% of the aggregate merger consideration. In addition, the August 28 Markel term sheet noted that two to three Alterra directors would be added to the Markel board of directors. Under this term sheet, the anticipated merger agreement was contemplated to be signed by November 1, 2012.

The following disclosure supplements and restates the ninth full paragraph on page 40 of the definitive joint proxy statement/prospectus.

On September 6, 2012, Alterra, with input from its financial and outside legal advisors, presented proposed changes to Markel’s non-binding term sheet, including changes to valuation and board representation. Among other provisions, the September 6 Alterra term sheet proposed that the consideration to be paid to the holders of Alterra common shares, on a fully diluted basis, be equal to approximately 1.2x the June 30, 2012 GAAP book value of Alterra. The September 6 Alterra term sheet indicated that a break-up fee of up to 3.0% of the aggregate merger consideration was subject to the review of counsel. In addition, the September 6 Alterra term sheet proposed that four Alterra directors would be added to the Markel board of directors. This term sheet also amended the anticipated signing date of the merger agreement to mid-October 2012.

The following disclosure supplements and restates the fifth full paragraph on page 41 of the definitive joint proxy statement/prospectus.

On November 13, 2012, Mr. Becker provided Mr. Markel with a further revised non-binding term sheet that reflected the November 12, 2012, discussions and suggested an accelerated timeline should the parties agree to proceed. The November 13 Alterra term sheet proposed that the consideration to be paid to the holders of Alterra common shares, on a fully-diluted basis, be equal to approximately 1.1x the estimated December 31, 2012 GAAP book value of Alterra (before taking into account any Alterra losses from Superstorm Sandy), and contemplated that the cash paid to Alterra’s shareholders would be $1 billion to $1.3 billion. The November 13 Alterra term sheet indicated that the break-up fee equal to 3.0% of the aggregate merger consideration was still subject to negotiation and that three Alterra directors would be added to the Markel board of directors.

The following disclosure supplements and restates the fourth full paragraph on page 42 of the definitive joint proxy statement/prospectus.

On December 12, 2012, the Alterra board of directors held an informational call with Alterra’s senior management, BofA Merrill Lynch and Akin Gump. Mr. Becker provided an update on recent discussions and an overview of the revised term sheet. BofA Merrill Lynch provided the Alterra board of directors with certain financial analysis. The December 12 Alterra term sheet proposed that the consideration to be paid to the holders of Alterra common shares, on a fully-diluted basis, be equal to approximately 1.1x the estimated December 31, 2012 GAAP book value of Alterra (after taking into account Alterra’s estimated net losses from Superstorm Sandy), and contemplated that the cash paid to Alterra’s shareholders would be $1 billion. The November 13 Alterra term sheet accepted the 3.0% break-up fee equal, and indicated two Alterra directors would be added to the Markel board of directors.

The Merger—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Alterra—Alterra Financial Analyses

The following disclosure amends and restates the disclosure under the heading “The Merger—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Alterra—Alterra Financial Analyses” beginning on page 60 of the definitive joint proxy statement/prospectus.

Alterra Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Alterra and the following nine publicly traded companies:

•	Allied World Assurance Company Holdings, AG;

•	Arch Capital Group Ltd.;

•	Aspen Insurance Holdings Limited;

•	Axis Capital Holdings Limited;

•	Endurance Specialty Holdings Ltd.;

•	Everest Re Group, Ltd.;

•	PartnerRe Ltd.;

•	Platinum Underwriters Holdings, Ltd.; and

•	XL Group plc.

BofA Merrill Lynch reviewed, among other things, earnings per share multiples, based on closing stock prices on December 14, 2012, of the selected publicly traded companies divided by calendar year 2012 and calendar year 2013 estimated fully diluted EPS. BofA Merrill Lynch also reviewed primary book value per share multiples, based on closing stock prices on December 14, 2012 divided by December 31, 2012 estimated primary book value per share. The results of these analyses are summarized in the table below:

	Price/2012E Fully-Diluted EPS	Price/2013E Fully-Diluted EPS	Price/Primary Book Value per Share
Allied World Assurance Company Holdings, AG	11.0x	11.4x	0.81x
Arch Capital Group Ltd.	15.7x	14.8x	1.17x
Aspen Insurance Holdings Limited	8.4x	10.9x	0.72x
Axis Capital Holdings Limited	9.9x	9.2x	0.77x
Endurance Specialty Holdings Ltd.	18.4x	9.1x	0.71x
Everest Re Group, Ltd.	7.7x	7.8x	0.79x
PartnerRe Ltd.	9.0x	10.3x	0.80x
Platinum Underwriters Holdings Ltd	9.9x	11.4x	0.81x
XL Group plc	15.3x	10.4x	0.70x

Based upon the multiples of the selected companies above, and BofA Merrill Lynch’s professional judgment and experience, BofA Merrill Lynch then applied calendar year 2013 EPS multiples of 9.0x to 11.0x derived from the selected publicly traded companies to Alterra’s calendar year 2013 estimated fully diluted EPS based on both Alterra’s management estimates and research analyst estimates and applied December 31, 2012 book value multiples of 0.75x to 0.85x derived from the selected publicly traded companies to Alterra’s December 31, 2012 estimated primary book value per share. BofA Merrill Lynch also reviewed trading multiples of Alterra common shares, based on the closing stock price of Alterra common shares on December 14, 2012 compared to calendar year 2013 estimated fully diluted EPS based on both Alterra’s management estimates and research analyst estimates and compared to December 31, 2012 estimated fully diluted book value per share based on Alterra’s management estimates. The indicated trading multiples were 8.5x 2013 estimated fully diluted EPS based on Alterra’s management estimates, 10.0x 2013 estimated fully diluted EPS based on research analyst estimates and 0.77x December 31, 2012 estimated fully diluted book value based on Alterra’s management estimates. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Alterra were based on the Alterra management forecasts and publicly available research analysts’ estimates. This analysis indicated the following approximate implied per share equity value reference ranges for Alterra, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Ranges for Alterra			Implied Merger Consideration
2013E EPS (Alterra Estimates)	2013E EPS (Research Analyst Estimates)	12/31/2012E Book Value (Alterra Estimates)
$23.84 - $29.14	$20.34 - $24.86	$22.50 - $25.50	$30.97

No company used in this analysis is identical or directly comparable to Alterra. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Alterra was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to seven selected transactions in the insurance and reinsurance sectors. BofA Merrill Lynch selected these transactions based on its professional judgment and experience, considering factors such as the financial and operating characteristics of each company. No company or transaction was, however, identical to Alterra or the merger.

BofA Merrill Lynch reviewed transaction values, calculated as the equity value implied for the target company in the selected transaction, as a multiple of the target company’s one-year forward fully diluted EPS and as a multiple of the target company’s fully diluted book value for the most recent quarter ending before the date on which the transaction was announced. The results of these analyses are summarized in the table below:

Announcement Date	Acquiror	Target	Price/ Forward Earnings	Price / Fully- Diluted Book Value
8/30/12	• Validus Holdings, Ltd.	• Flagstone Reinsurance Holdings, S.A.	15.5x	0.72x
11/20/11	• Alleghany Corporation	• Transatlantic Holdings Inc.	11.1x	0.86x
3/3/10	• Max Capital Group Ltd.	• Harbor Point Limited	NA	0.80x
9/8/09	• Fairfax Financial Holdings Limited	• OdysseyRe	16.7x	1.25x
7/9/09	• Validus Holdings, Ltd.	• IPC Holdings, Ltd.	7.1x	0.84x
7/4/09	• PartnerRe Ltd.	• Paris RE Holdings Limited	10.2x	0.97x
11/18/05	• Swiss Re	• GE Insurance Solutions	NA	0.76x

Based on the multiples of the selected companies and BofA Merrill Lynch’s professional judgment and experience, BofA Merrill Lynch then applied one-year forward EPS multiples of 9.0x to 11.0x derived from the selected transactions to Alterra’s calendar year 2013 estimated fully diluted EPS based on both Alterra’s management estimates and research analyst estimates and applied book value multiples of 0.80x to 0.95x derived from the selected transactions to Alterra’s December 31, 2012 estimated fully diluted book value per share. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Alterra were based on the Alterra management forecasts and publicly available research analysts’ estimates. This analysis indicated the following approximate implied per share equity value reference ranges for Alterra, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Ranges for Alterra			Implied Merger Consideration
2013E EPS (Alterra Estimates)	2013E EPS (Research Analyst Estimates)	12/31/2012E Book Value (Alterra Estimates)
$23.84 - $29.14	$20.34 - $24.86	$23.41 - $27.80	$30.97

No company, business or transaction used in this analysis is identical or directly comparable to Alterra or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Alterra and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Alterra to calculate the estimated present value of the standalone levered, after-tax free cash flows that Alterra was forecasted to generate during Alterra’s fiscal years 2013 through 2017 based on the Alterra management forecasts. “Levered, after-tax free cash flows” is defined for this purpose as the portion of cash flows after the impact of interest expense and taxes that can be distributed to shareholders during Alterra’s fiscal years 2013 through 2017 based on the Alterra management forecasts. BofA Merrill Lynch calculated terminal values for Alterra by applying terminal multiples of 0.80x to 1.00x to Alterra’s December 31, 2017 estimated book value. For purposes of its discounted cash flow analysis, BofA Merrill Lynch included the impact of the issuance of shares related to annual expected stock-based compensation expense. The cash flows and terminal values were then discounted to present value as of December 31, 2012 using discount rates ranging from 8% to 10%, which were based on an estimate of Alterra’s cost of equity. This analysis indicated the following approximate implied per share equity value reference range for Alterra as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range for Alterra	Implied Merger Consideration
$24.17 - $29.49	$30.97

Markel Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Markel and the following eight publicly traded companies:

•	ACE Limited;

•	Allied World Assurance Company Holdings, AG;

•	Arch Capital Group Ltd.;

•	Axis Capital Holdings Limited;

•	HCC Insurance Holdings, Inc.;

•	RLI Corp.;

•	The Navigators Group, Inc.; and

•	W. R. Berkley Corporation.

BofA Merrill Lynch reviewed, among other things, earnings per share multiples, based on closing stock prices on December 14, 2012, of the selected publicly traded companies divided by calendar year 2012 and calendar year 2013 estimated fully diluted EPS. BofA Merrill Lynch also reviewed book value per share multiples based on closing stock prices on December 14, 2012 divided by December 31, 2012 estimated primary book value per share.

The results of these analyses are summarized in the table below:

	Price/2012E Fully-Diluted EPS	Price/2013E Fully-Diluted EPS	Price/Primary Book Value per Share
ACE Limited	10.5x	9.9x	0.98x

Allied World Assurance Company Holdings, AG	11.0x	11.4x	0.81x

Arch Capital Group Ltd.	15.7x	14.8x	1.17x

Axis Capital Holdings Limited	9.9x	9.2x	0.77x

HCC Insurance Holdings, Inc.	10.6x	10.8x	1.03x

RLI Corp.	17.7x	15.3x	1.49x

The Navigators Group, Inc.	18.7x	16.1x	0.81x

W. R. Berkley Corporation	15.6x	13.5x	1.20x

Based upon the multiples of the selected companies above, and BofA Merrill Lynch’s professional judgment and experience, BofA Merrill Lynch then applied calendar year 2013 EPS multiples of 11.0x to 15.0x derived from the selected publicly traded companies to Markel’s calendar year 2013 estimated fully diluted EPS based on both Markel’s management estimates and research analyst estimates and applied December 31, 2012 book value multiples of 1.10x to 1.40x derived from the selected publicly traded companies to Markel’s December 31, 2012 estimated primary book value per share. BofA Merrill Lynch also reviewed trading multiples of Markel common shares, based on the closing stock price of Markel common shares on December 14, 2012 compared to calendar year 2013 estimated fully diluted EPS based on both Markel’s management estimates and research analyst estimates and compared to December 31, 2012 estimated fully diluted book value per share. The indicated trading multiples were 20.0x 2013 estimated fully diluted EPS based on Markel’s management estimates, 23.8x 2013 estimated fully diluted EPS based on research analyst estimates and 1.23x December 31, 2012 estimated fully diluted book value based on Markel’s management estimates. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Markel were based on the Markel management forecasts and publicly available research analysts’ estimates. This analysis indicated the following approximate implied per share equity value reference ranges for Markel, as compared to the closing price of Markel common shares on December 14, 2012:

Implied Per Share Equity Value Reference Ranges for Markel			Closing Trading Price of Markel Common Stock on December 14, 2012
2013E EPS (Markel Estimates)	2013E EPS (Research Analyst Estimates)	12/31/2012E Book Value (Markel Estimates)
$267.30 - $364.50	$224.18 - $305.70	$436.31 - $555.31	$486.00

No company used in this analysis is identical or directly comparable to Markel. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Markel was compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Markel to calculate the estimated present value of the standalone levered, after-tax free cash flows that Markel was forecasted to generate during Markel’s fiscal years 2013 through 2017 based on the Markel management forecasts and such forecasts as adjusted for certain changes made by Alterra’s management to the assumptions provided by Markel’s management. “Levered, after-tax free cash flows” is defined for this purpose as the portion of cash flows after the impact of interest expense and taxes that can be distributed to shareholders during Markel’s fiscal years 2013 through 2017 based on the Markel management forecasts and such forecasts as adjusted for certain changes made by Alterra’s management to the assumptions provided by Markel’s management. These changes include an increase in the assumed annual appreciation on Markel’s equity portfolio. BofA Merrill Lynch calculated terminal values for Markel by applying terminal multiples of 1.10 to 1.30 to Markel’s December 31, 2017 estimated book value. For purposes of its discounted cash flow analysis, BofA Merrill Lynch included the impact of the issuance of shares related to annual expected stock-based compensation expense. The cash flows and terminal values were then discounted to present value as of December 31, 2012 using discount rates ranging from 6.5% to 8.5%, which were based on an estimate of Markel’s cost of equity. This analysis indicated the following approximate implied per share equity value reference ranges for Markel as compared to the closing price of Markel common shares on December 14, 2012:

Implied Per Share Equity Value Reference Range for Markel (Markel Forecasts)	Implied Per Share Equity Value Reference Range for Markel (Adjusted Markel Forecasts)	Closing Trading Price of Markel Common Stock on December 14, 2012
$408.71 - $530.06	$437.66 - $567.61	$486.00

PROJECTED FINANCIAL INFORMATION

The following disclosure supplements the definitive joint proxy statement/prospectus.

Certain financial projections prepared by, or as directed by, Markel’s management and Alterra’s management were considered by Alterra’s board of directors in connection with its approval of, and entry into, the merger agreement. Those financial projections, which we refer to as the “financial projections,” reflect numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Markel’s and Alterra’s businesses, all of which are difficult to predict and many of which are beyond the control of Markel or Alterra. The financial projections are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the various risks set forth in Markel’s and Alterra’s respective periodic reports and in the “Risk Factors” section of this joint proxy statement/prospectus. See also “Forward-Looking Statements.” There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cannot be considered a reliable predictor of future results and should not be relied upon as such. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the proposed merger. The financial projections do not take into account the effect of any failure to occur of the proposed merger and should not be viewed as accurate or continuing in that context. See “Risk Factors—Risks Related to the merger—Failure to complete the merger or the fact that the merger is pending could negatively impact the share price of Markel and Alterra and the future business and financial results of Markel and Alterra.”

The financial projections were prepared solely for use in connection with assisting in the evaluation of the potential merger and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding financial projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Markel’s or Alterra’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

The inclusion of the financial projections in this supplemental disclosure is not deemed an admission or representation by Alterra that they are viewed by Alterra as material information of Markel or Alterra or of Markel following the merger. These financial projections are not included in this supplemental disclosure in order to induce any holder of Alterra common shares to vote to approve and adopt the merger agreement and the merger. Neither Markel nor Alterra intends to update or otherwise revise these financial projections to reflect circumstances existing since their preparation, to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

In addition, the Markel financial projections were further adjusted by Alterra’s management. These adjustments included an increase in the assumed annual appreciation on Markel’s equity portfolio.

Projections Reviewed. Subject to the foregoing qualifications, among other items, the net premiums written, total revenues, net operating income and total combined ratio reflected below by fiscal year through the year 2017 for Markel (as adjusted by Alterra’s management) and Alterra were reviewed by Alterra’s board of directors.

Certain Projected Financial Information for Markel. In addition to the foregoing qualifications, the following Markel financial projections (as adjusted by Alterra’s management) include certain judgments by management in how they expect to operate the business. These projections are for illustration purposes and should not be considered an indication of what Markel may do in the future.

Fiscal year ending December 31:

	2013E	2014E	2015E	2016E	2017E
Net premiums written	$2,526.0	$2,702.8	$2,845.7	$2,999.9	$3,162.5

Total revenues	$3,162.7	$3,498.4	$3,690.2	$3,910.2	$4,132.5
Net operating income	$235.3	$280.7	$312.0	$359.5	$404.7
Total combined ratio	95.5%	95.7%	95.1%	94.8%	94.5%
Share repurchases/dividends	$0.0	$0.0	$0.0	$0.0	$0.0
Stockholders’ equity	$4,053.1	$4,333.8	$4,645.7	$5,005.2	$5,409.9

Certain Projected Financial Information for Alterra. In addition to the foregoing qualifications, the following financial projections developed by Alterra include certain judgments by management in how they expect to operate the business. These projections are for illustration purposes and should not be considered an indication of what Alterra may do in the future.

Fiscal year ending December 31:

	2013E	2014E	2015E	2016E	2017E
Net premiums written	$1,349.9	$1,474.5	$1,540.4	$1,609.2	$1,681.2

Total revenues	$1600.1	$1705.6	$1816.4	$1897.4	$1,982.0
Net operating income	$253.2	$280.8	$305.5	$326.0	$344.3
Total combined ratio	89.6%	89.8%	90.1%	90.2%	90.5%
Share repurchases/dividends	$261.1	$263.5	$265.5	$267.1	$268.3
Stockholders’ equity	$2,896.3	$2,937.8	$3,003.2	$3,088.8	$3,192.9

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This filing includes statements about future economic performance, finances, expectations, plans and prospects of Alterra and Markel, both individually and on a combined basis, that are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements. For further information regarding factors affecting future results of Alterra and Markel, please refer to their respective Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q and other documents filed by Alterra and Markel since March 1, 2012 with the SEC. These documents are also available free of charge, in the case of Alterra, by directing a request to Alterra through Joe Roberts, Chief Financial Officer, or Susan Spivak Bernstein, Senior Vice President, Investor Relations, at 441-295-8800 and, in the case of Markel, by directing a request to Bruce Kay, Investor Relations, at 804-747-0136. Neither Alterra nor Markel undertakes any obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

This filing contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about Alterra’s and Markel’s beliefs, plans or expectations, are forward-looking statements. These statements are based on Alterra’s or Markel’s current plans, estimates and expectations. Some forward-looking statements may be identified by use of terms such as “believe,” “anticipate,” “intend,” “expect,” “project,” “plan,” “may,” “should,” “could,” “will,” “estimate,” “predict,” “potential,” “continue,” and similar words, terms or statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this filing should not be considered as a representation by Alterra, Markel or any other person that Alterra’s or Markel’s objectives or plans, both individually and on a combined basis, will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding expectations; (b) the adequacy of loss reserves and the need to adjust such reserves as claims develop over time; (c) the failure of any of the loss limitation methods the parties employ; (d) any adverse change in financial ratings of either company or their subsidiaries; (e) the effect of competition on market trends and pricing; (f) cyclical trends, including with respect to demand and pricing in the insurance and reinsurance markets; (g) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (h) other factors set forth in Alterra’s and Markel’s recent reports on Form 10-K, Form 10-Q and other documents filed with the SEC by Alterra and Markel.

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Risks and uncertainties relating to the proposed transaction include the risks that: (1) the parties will not obtain the requisite shareholder or regulatory approvals for the transaction; (2) the anticipated benefits of the transaction will not be realized or the parties may experience difficulties in successfully integrating the two companies; (3) the parties may not be able to retain key personnel; (4) the conditions to the closing of the proposed merger may not be satisfied or waived; (5) the outcome of any legal proceedings to the extent initiated against Alterra or Markel or its respective directors and officers following the announcement of the proposed merger is uncertain; (6) the acquisition may involve unexpected costs; and (7) the businesses may suffer as a result of uncertainty surrounding the acquisition. These risks, as well as other risks of the combined company and its subsidiaries may be different from what the companies expect, or have previously experienced, and each party’s management may respond differently to any of the aforementioned factors. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus of Markel and Alterra that has been filed with the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER AND WHERE TO FIND IT:

This filing relates to a proposed merger between Alterra and Markel. On December 27, 2012, Markel filed with the SEC a registration statement on Form S-4, and on January 18, 2013, Markel and Alterra each filed the definitive joint proxy statement/prospectus. This filing is not a substitute for the definitive joint proxy statement/prospectus or any other document that Markel or Alterra filed or may file with the SEC or send to its shareholders in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT MAY BE FILED WITH THE SEC OR SENT TO SHAREHOLDERS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov) or, in the case of Alterra, by directing a request to Joe Roberts, Chief Financial Officer, or Susan Spivak Bernstein, Senior Vice President, Investor Relations, at 441-295-8800 and, in the case of Markel, by directing a request to Bruce Kay, Investor Relations, at 804-747-0136.

PARTICIPANTS IN THE SOLICITATION:

Alterra and Markel and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies from both Alterra’s and Markel’s shareholders in favor of the proposed transaction. Information about Alterra’s directors and executive officers and their ownership in Alterra common stock is available in the proxy statement dated March 26, 2012 for Alterra’s 2012 annual general meeting of shareholders. Information about Markel’s directors and executive officers and their ownership of Markel common stock is available in the proxy statement dated March 16, 2012 for Markel’s 2012 annual meeting of shareholders.